Exhibit 99.1

AXIM Biotech Leads Cannabis Industry in Cannabinoid Research, Development and Intellectual Property; Tackles 15 Debilitating Conditions With No Known Cure

Feb 18, 2016

OTC Disclosure & News Service

NEW YORK, Feb. 18, 2016 (GLOBE NEWSWIRE) -- Dr. George E. Anastassov, MD, DDS, MBA and Chief Executive Officer of AXIM® Biotechnologies, Inc. (OTC: AXIM) shares the hemp innovator’s vision and actions that position the Company as a cannabis industry leader in cannabinoid (i.e. THC, CBD, CBG, CBN, etc.) research and development, as explained in a recent interview by TheStockRadio.com.

In the interview, Dr. Anastassov shares AXIM® Biotech’s focus upon unique proprietary delivery mechanisms for the introduction of cannabinoids and finding solutions for conditions for which there is currently no effective treatment.  These indications currently include: MS, spasticity, pain, Parkinson’s disease, Alzheimer’s disease/dementia, ADHD (attention deficit hyperactivity disorder), psychosis, PTSD, autism, RLS (restless leg syndrome), glaucoma, IBD, IBS, and Crohn’s disease.  AXIM® Biotech’s executive team and advisory board are composed of visionaries and world leaders with proven track records in all areas listed above.

An AXIM® Biotech breakthrough invention on pace to be fully registered by the EMA and FDA by the end of 2017 is the world’s first patented cannabinoid controlled-release chewing gum: MedChew Rx™. Recently featured by Reuters global news agency, MedChew Rx™ will change the way that medicine is delivered to patients worldwide.  Directly compared to a sublingually delivered cannabis-based product currently on the market for multiple sclerosis (MS) in the Reuters article, the potential for MedChew Rx™ is estimated at $4.8 billion USD – for spasticity and pain associated with MS.

AXIM’s pipeline of intellectual property (IP) protected cannabinoid-based products include:

▪ MedChew Rx™ - THC/CBD cannabinoid controlled-release chewing gum is to address pain and muscle spasticity in multiple sclerosis (MS) patients
▪ RENECANN™ - the world’s first cannabigerol (CBG)-based skincare product line
▪ ORAXIMAX™ - the world’s first CBG-based oral care product line
▪ Suppocann™ - a suppository cannabinoid-release product for GI conditions such as IBD, IBS and Crohn’s disease
▪ Ophthocann™ and Cannbleph™ - cannabinoid-based products for reduction of intraocular pressure and for relief of conjunctivitis

AXIM® plans to become the industry leader in cannabinoid R&D and help change the healthcare landscape by introducing their proprietary products made for both the pharmaceutical and retail consumer markets worldwide. In addition to their proprietary product lines, AXIM® has IPs related to extraction and purification of cannabinoids as well as conversion of oil-soluble (all cannabinoids are oil soluble) to water soluble forms, thus improving the bioavailability of these substances.

Dr. Anastassov states, “AXIM® is extremely fortunate to have attracted world leaders to our executive leadership team and Board of Advisors.  All are contributing their energy, time and expertise to the development of AXIM’s unique cannabinoid-based solutions.  AXIM® Biotech’s goal is to advance the healthcare industry and have a lasting impact on individuals’ well being.”

With what Dr. Anastassov refers to in the interview as the “stem cell” of cannabinoids that has unique biological properties – CBG – AXIM® will be introducing all-natural consumer product innovations including:

▪ Toothpaste
▪ Mouthwash
▪ Dentifrice
▪ Oral Gel (for minor cuts and sores)
▪ Baby Powder
▪ Moisturizers
▪ Lotions
▪ Lip Balm
▪ Shampoo
▪ Conditioner
▪ Body Wash
▪ Day Cream
▪ Night Cream
▪ Eye Cream

Once completed, the Company’s state-of-the-art manufacturing facility in Almere, The Netherlands, will include manufacturing in the following product categories:

▪ Pharmaceuticals
▪ Nutraceuticals
▪ Functional foods
▪ Cosmetics
▪ Clean energy

AXIM® Biotech’s manufacturing plans are to leave a net negative carbon footprint in the environment, setting a major global example for “green” innovation and manufacturing.

In addition to coverage from TheStockRadio.com, AXIM® Biotech has been featured in the documentary Cannabis is Medicine and by media outlets including: Reuters, Yahoo! Finance, Marketwatch, ABC, NBC, CBS, Telemundo, WGN, Univision, Marijuana Investor News, FOX Business, MainStreet.com, MJ Freeway, Chemical & Engineering News, Dental Tribune, Pharmaceutical Commerce, Dental Products Report and MJI News. For more information, visit AXIM Biotech’s website.

To arrange for media interviews, contact Andrew Hard, Public Relations Spokesperson, at andrew.Hard@CMWmedia.com or call 888-829-0070.

About AXIM Biotechnologies:

AXIM Biotechnologies (OTC: AXIM) is an innovative biotechnology company focusing on research, development and production of pharmaceutical, nutraceutical and cosmetic products where we prioritize the well-being of our customers while embracing a solid fiscal strategy.  For more information, visit the Company website at www.AXIMBiotech.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Axim Biotechnologies, Inc. to be materially different from the statements made herein.

LEGAL DISCLOSURE

AXIM Biotechnologies does not sell or distribute any products that are in violation of the United States Controlled Substances Act (US.CSA). The company does grow, sell, and distribute hemp-based products.
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Contact Info

North American Address:
18 East 50th Street, 5 Floor
New York, NY 10022
+1 844 294 6246

European Address:
Boelewerf 32, Unit 3
2987 VD Ridderkerk, The Netherlands
+31 10 8209 227

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The above news release has been provided by the above company via the OTC Disclosure and News Service. Issuers of news releases and not OTC Markets Group Inc. are solely responsible for the accuracy of such news releases.